Exhibit 10.33

LOAN RESTRUCTURING AND RESTATEMENT AGREEMENT

THIS LOAN RESTRUCTURING AND RESTATEMENT AGREEMENT (“Agreement”) dated this 19th day of November 2000, is made by and between eBANKER USA.COM, INC., a Colorado corporation (“eBanker” or “Lender”) having an address of 1700 Lincoln Street, 31st Floor, Denver, Colorado 80203 and GLOBAL MED TECHNOLOGIES, INC., a Colorado corporation (“Global” or “Borrower”) having an address of 12600 West Colfax Avenue, Suite C420, Lakewood, Colorado 80215:

NOW, THEREFORE, in consideration of the promises, covenants and the mutual agreements contained in this Agreement and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, Lender and Borrower hereby covenant and agree as follows:

Current Loan Documents

Reference is hereby made to the following existing Loan Balances ("Existing Balances"):

1. $1,650,000: In October 1998, and later amended, eBanker accepted assignment of this Global Med promissory note from Fronteer Capital ($1.65M Note)

2. $1,000,000: In October 1998, and later amended, eBanker purchased notes receivable from Global Med to Online Credit Limited ($1M Note).

3. $750,000: In March 1999, and later amended, eBanker entered in a bridge loan agreement with Global Med ($750k Bridge Loan).

4. $2,000,000: In October 1999, and later amended, eBanker entered into a bridge loan agreement with Global Med ($2M Bridge Loan).

ARTICLE 1
DEBT CONVERSION

1.1 Reduction of Certain Debt; Conversion of Warrants.

eBanker agrees to exercise existing warrants to purchase eight million (8,000,000) shares of common stock of Global Med for two million dollars ($2,000,000) at $0.25 per share. Global Med agrees to accept two million dollars ($2,000,000) in exchange for the $1M Note and one million dollars ($1,000,000) of the $1.65M Note which, under the terms of the Notes, are due January 9, 2001.

ARTICLE 2
MERGER OF LOANS AND PROMISSORY NOTE

2.1 Agreement to Merge.

Subject to all of the terms, provisions, conditions, covenants and agreements contained in this Agreement, eBanker will extend and merge the balances and existing interest on the Existing Balances (minus $2.0 M forgiven in Article I above)(“New Loan”). The amount of the new principal is $3,828,700.00 (“New Principal”). Interest accrues at 12% (twelve percent) per annum payable semi-annually. The principal and interest shall be due and payable in full on July 1, 2001. There are no prepayment penalties. All payments to the loan will apply to accrued interest prior to reducing principal.

2.2. Loan Fee.

In order to induce Lender to enter into this Agreement, upon execution of this Agreement Global Med will pay eBanker a commitment fee of 5% (five percent) of the New Principal, which eBanker agrees to take in the form of 197,600 shares of Global Med restricted common stock at the prevailing market price as of the date of this Agreement.

2.3 Convertibility.

Until the automatic extension date of July 1, 2001 (as described in Section 2.4), the New Loan will be convertible, in full or in part, into common stock of Global Med at $1.00 per share.

2.4 Automatic Extension.

On July 1, 2001, if the principal and interest outstanding of the New Loan is not repaid in full, the remaining New Principal will automatically be extended until July 1, 2003, the $1.00 per share conversion feature of the New Loan will be terminated, and eBanker will be awarded up to 10,186,430 warrants to purchase shares of the Company at $0.50, expiring July 1, 2011. The number of warrants is the amount of warrants that eBanker would have been entitled to, under eBanker and Global Med’s loan agreements that included a automatic extension clause, on the respective maturity dates of the loan agreements. If Global Med pays down the New Principal, in part or in full, Global Med can reduce the warrants owed to eBanker on July 1, 2001 at the same rate that it has paid down the New Principal. In other words, the warrants can be reduced, on July 1, 2001, pursuant to this formula:

         Remaining unpaid New Principal of New Loan             x             10,186,430 warrants
                                  $3,828,700

2.5 Default Conversion Rate.

Upon a default of this Agreement or a Security Agreement, among other remedies eBanker may have, eBanker may elect to convert the outstanding principal and interest into shares of the Global common stock at $1.00 per share. As consideration for this increase from the default conversation rates from the Existing Loans, eBanker will be issued 500,000 restricted shares of Global Med common stock.

2.6 Security/

Global Med will secure the New Loan with its assets including its shares in PeopleMed.Com, Inc., and the assets of PeopleMed.Com, Inc. and Global Med, including intellectual property. The Parties agree to execute a Security Agreement and agree to incorporate that Security Agreement herein.

2.7 Registration.

Global Med will register and maintain the registration for all present and future shares, including shares underlying derivatives, belonging to eBanker. As soon as practicably possible, Global Med will hold a special shareholders meeting to authorize an increase in authorized common share capital to, at least, allow for the terms of this restructuring.

2.8 Global Med Optional Put.

In addition, upon Global Med and the American Red Cross’s agreement to provide Global Med products and services advancing out of a pilot program into the initiation of a nationwide roll out of SafeTrace Tx, Global Med, at its discretion, will be able to put up to $1.5 million worth of common shares to eBanker at $0.50 per share in exchange for existing debt, on, or prior to, July 1, 2003, limited to the total debt remaining at that time.

2.9 Use of Proceeds.

The Borrower represents, warrants, covenants, acknowledges and agrees to and with Lender that the proceeds of the Loan shall be used by Borrower solely for business or investment purposes and shall not be used for personal, family, household or agricultural purposes.

2.10 Relationship of the Parties.

The relationship between Borrower and Lender is that of a borrower and a lender only and neither of the parties is, nor shall hold themselves out to be, the agent, employee, joint venturer or partner of the other party.

2.11 Ruxin Guaranty.

The Personal Guaranty of Dr. Michael I. Ruxin, as dated August 12, 1998, and assigned to eBanker, is reduced from $1.5 million to $650,000 plus pro rata interest. This Personal Guaranty and its terms are hereby incorporated by reference. eBanker and Michael I. Ruxin, M.D. agree that they will meet in the next thirty days to discuss and reconsider the Ruxin Personal Guaranty.

ARTICLE 3
MANAGEMENT OF BORROWER

3.1 Borrower's Board of Directors.

In accordance with the terms of the prior Loan Documents, Borrower and its Board of Directors have taken the following actions:

      a. Increased the number of members to the Borrower's Board of Directors to nine.

      b. Appointed five members selected by Lender and/or a company affiliated with the Lender, to the Borrower's Board of Directors.

For so long as any amounts remain due hereunder or under any other Loan Documents, including the Notes, Borrower and its Board of Directors shall support in any election of directors by the shareholders of Borrower, those members appointed to the Board of Directors that were selected by Lender and/or its affiliates. Further, Lender and/or its affiliates shall have the right to select a replacement director for any member of the Borrower’s Board of Directors that was selected by either Lender or its affiliates who resigns or otherwise fails to serve as a director.

3.2 Resignation Letters of the Members of the Board of Directors.

The resignation letters of the Members of the Board of Directors received under prior agreements, whose letters of resignation have been and shall continue to be held in escrow by Lender, shall be preserved subject to all of the terms and conditions of this Agreement.

ARTICLE 4
BORROWER'S REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties.

Borrower hereby represents and warrants to Lender as follows:

      a. Borrower is duty incorporated and is validly existing and in good standing under the laws of the State of Colorado and Borrower has all requisite power and authority to conduct its business, to own its properties and to execute, deliver and perform all of its obligations under this Agreement;

      b. the execution, delivery and performance of the Agreement by the Borrower have been authorized by all necessary corporate actions and does not and will not contravene any legal or contractual restriction binding, on the Borrower or any of the property and assets thereof;

      c. the Agreement constitutes, and any other agreement required hereby will constitute, when executed and delivered by Borrower to Lender, legal, valid and binding obligations of Borrower, enforceable in accordance with their terms and the execution and delivery by Borrower of the Agreement and consummation of all the transactions contemplated thereby, do not and will not conflict with, or be in contravention of, any law, order, rule or regulation applicable to Borrower or any agreement or instrument to which Borrower is a party;

      d. there is no legal action, suit, proceeding or investigation by or before any governmental instrumentality or other agency now pending, threatened against or affecting the Borrower, which would bring into question the validity of the Agreement; and

      e. other than any pro forma financial reports, all balance sheets, income statements, financial statements, operating statements and other financial data pertaining to Borrower that are publicly on file or have been delivered (or will be delivered ) to Lender by or on behalf of Borrower are or will be accurate and complete in all material respects and accurately present or will present the financial condition of the Borrower as of their respective dates and there has been no material change with respect thereto, to the best of Borrower's knowledge.

ARTICLE 5
BORROWER'S COVENANTS

5.1 Covenants of Borrower.

So long as the Loans shall remain unpaid, Borrower covenants and agrees as follows:

      a. Borrower shall not increase the number of members to serve on the Borrower's Board of Directors above nine without the written permission of Lender; and

      b. Upon the request of Lender, Borrower shall use its best efforts to obtain a letter of resignation from each member of the Board of Directors who was elected or appointed to replace any member of the Board of Directors of Borrower who had previously executed and delivered to Lender a letter of resignation in accordance with Article 3 this Agreement and deliver such letter of resignation to Lender to be held in escrow in accordance with Article 3 this Agreement.

      c. Without the express written consent of Lender, which consent may not be unreasonably withheld, Borrower shall not enter into any contracts, agreements, leases, instruments or other documents of any kind or nature, with any third party, other than such contracts, agreements, leases, instruments or other such documents entered into in the normal course of Borrower's business and which do not, in the aggregate, exceed a monetary obligation on behalf of the Borrower in excess of $250,000.

      d. Without Lender's prior written consent, Borrower shall not authorize or otherwise permit any stock splits, reverse stock splits; stock dividends; mergers or consolidations; recapitalization of Borrower; or the sale of any assets of Borrower other than sales of assets in the normal course of Borrower's business.

      e. Borrower shall not, without the prior written consent of Lender, grant or permit any security interest in any of the assets of Borrower to anyone, including, but not limited to, purchase money security interests to trade creditors.

      f. Borrower will, at its expense, furnish to Lender promptly and upon request such instruments including, without limitation, other instruments in addition to those specifically provided for herein, and take all further actions as Lender may reasonably require from time to time in order to fully comply with the terms of this Agreement.

      g. Borrower will maintain and preserve its corporate existence, as applicable, under the laws of every jurisdiction, in which it does business.

      h. Financial statements of Borrower which have been audited by a certified public accountant, and income tax returns for the Borrower are to be provided to Lender as soon as reasonably possible after the end of each fiscal year of Borrower during the term of the Loans.

      i. Borrower will immediately notify Lender of any event or circumstance, which reasonably could be deemed to have a materially adverse effect on Borrower's financial condition or Borrower's ability to perform its agreements and obligations under the Agreement.

      j. Borrower shall notify Lender in writing prior to the time there is any change of name, identity or business structure of Borrower, including the addition of any trade names.

ARTICLE 6
DEFAULT AND REMEDIES

6.1 Events of Default.

The occurrence of any one or more of the following, events or the existence, of one or more of the following conditions shall constitute an event of default under this Agreement:

      a. Nonpayment. Borrower shall fail to pay any installment of principal or interest due under this Agreement, whether due on the date provided for therein or by acceleration or otherwise.

      b. Other Defaults. The occurrence of any of the following events:

i. any representation or warranty made to Lender by Borrower in this Agreement or Security Agreement, or otherwise in connection with the making of the Loan shall prove at any time to have been incorrect in any material respect when made; or

ii. the breach, default or violation by Borrower of any obligation, agreement or covenant contained in the Agreement, or Security Agreement, executed by Borrower; or

iii. any material provision of any of the Agreement, or Security Agreement, shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void; or

iv. any litigation or proceeding is pending which, in Lender's discretion, may materially adversely affect the ability of Borrower to perform its obligations under the Agreement; or

v. Borrower’s failure to comply with any other covenants or agreements contained in any of the Agreement and not herein specifically referenced, unless the same is cured within any applicable grace periods.

6.2 Cross-Default.

A default under the Security Agreement shall constitute a default under this Agreement, and any default under this agreement shall constitute a default under the Security Agreement, and shall entitle Lender to pursue any and all remedies under each or any of the Agreement.

6.3 Remedies.

      a. Upon the occurrence of any event of default hereunder as above provided, and at any time thereafter, all principal, interest and other amounts payable under the Loan Documents shall, at the option of Lender, become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Borrower. Lender may proceed with every remedy available at law or in equity or provided for in the Loan Documents or in any other document executed in connection with the Loan, in such order or sequence as Lender may determine in its sole discretion, including concurrently, independently, or successively, and all expenses incurred by Lender in connection with any remedy shall be deemed indebtedness of Borrower to Lender including, but not limited to, reasonable attorney's fees incurred by Lender.

      b. In addition to any other right or remedy Lender may have hereunder or under any of the Notes or other Loan Documents, Lender may pursue any or all of the following additional remedies, to wit:

i. Demand the resignation of any or all of the members of the Board of Directors of Borrower, and if such members refuse to resign, deliver to the Borrower the letters of resignation held by Lender in escrow in accordance with Article 3 of this Agreement, and thereafter Lender shall have the right to appoint such resigned or terminated member’s replacement to the Board of Directors.

ARTICLE 7
GENERAL PROVISIONS

7.1 Notices.

All notices, communications and materials to be given or delivered pursuant to the Agreement shall, except in those, cases where giving notice by telephone is expressly permitted, be given or delivered in writing to the address of the appropriate party set forth in the header hereof or at such other address as shall be changed in accordance with notice provisions of this Section 6.1.

7.2 Amendments.

No provision or term of the Agreement may be amended, modified, revoked, supplemented, waived or otherwise changed except by a written instrument duly executed by Borrower and Lender and designated as such.

7.3 Severability.

Whenever possible, each provision of the Agreement shall be interpreted so as to be effective and valid under Colorado law. Should any provision, covenant or agreement contained herein be deemed in valid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby, nor shall the validity, legality or enforceability of any such defective provision be in any way affected or impaired in any other jurisdiction.

7.4 Successors and Assigns Bound; Assignment.

The covenants and agreements contained here in shall bind Borrower, its successors and assigns. Borrower may not assign this Agreement without the prior written consent of Lender. Subject to the foregoing restriction, this Agreement shall inure to the benefit of Lender, its successors and assigns.

7.5 No Third Party Benefits.

This Agreement is made for the sole benefit of Borrower and Lender and their respective successors and assigns, and no other person or persons shall have any rights or remedies under or by reason of this Agreement.

7.6 Headings.

The captions and headings of the paragraphs in the Agreement are for convenience only and are not used to interpret or define the provisions of this Agreement.

7.7 Governing Law.

The Agreement and any other documents executed in connection with the Loan shall be governed by and interpreted in accordance with the laws of the State of Colorado.

7.8 Conflict.

Should any provision of any other Loan Document conflict with any provision of this Agreement, the provision selected by Lender, in its sole discretion, shall govern and shall be controlling.

7.9Limitation of Liability.

LENDER SHALL NOT HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR, ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY THE BORROWER IN CONNECTION WITH ANY LOAN DOCUMENTS OR CLAIM RELATED THERETO.

7.10 Counterparts.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

7.11 Payment. Any and all monies received by Lender from Borrower, whether prior or subsequent to or as a result of a default under the Agreement, shall be applied by Lender first to any interest due under the Agreement, but thereafter may be applied by Lender to any of the amounts due under the Agreement.

7.12 Clerical Error.

Borrower hereby irrevocably authorizes Lender to correct without notice any clerical errors or omissions that may be present in the Agreement executed in connection with the Loan. Borrower further understands that such corrections shall not result in any increase in the amount of the Loan that it must repay to Lender, or any change of essential terms of repayment of the Loan, Borrower further consents in advance to the correction of any errors or omissions as outlined herein and acknowledges that it understands such correction procedure and agrees to such correction procedure, without prior notice and without the necessity of written authorization or approval.

IN WITNESS WHEREOF, this Loan Restructuring And Restatement Agreement has been duly executed and delivered by the Parties hereto as of the date first written.

Global Med Technologies, Inc.                        eBanker USA.com, Inc.

/s/ Michael I. Ruxin                                 /s/ Robert H. Trapp